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                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                   of the Securities and Exchange Act of 1934

                             -----------------------

                          Date of Report: July 14, 2000

                                  PLEXUS CORP.
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             (Exact name of registrant as specified in its charter)

          Wisconsin                        000-14824          39-1344447
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(State or other jurisdiction              (Commission       (I.R.S. Employer
      of incorporation)                    File Number      Identification No.)


55 Jewelers Park Drive, Neenah, Wisconsin    54957-0156
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  (Address of principal executive offices)   (Zip Code)





               Registrant's telephone number, including area code:

                                 (920) 722-3451
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Item 2.           Acquisition or Disposition of Assets

         On July 14, 2000, Plexus Corp. completed its previously announced acquisition of Keltek (Holdings) Limited pursuant to a Share Purchase Agreement dated as of June 26, 2000. Under the agreement, Plexus acquired all of the outstanding shares of Keltek through Plexus Corp. Limited, a wholly-owned Plexus subsidiary. Keltek therefore became an indirect wholly-owned subsidiary of Plexus. In the transaction, Plexus paid an aggregate of US $29.4 million. Of that amount, US $18.7 million was paid to Keltek shareholders in cash, Plexus assumed Keltek obligations of approximately US $3.6 million, and Plexus issued (through the subsidiary) loan notes with a principal balance of US $7.1 million. The notes are due December 31, 2005 (subject to rights of the note holders to require earlier payment in certain circumstances), and bear interest at LIBOR minus 1%, as computed at the beginning of each interest period. Plexus obtained the funds for the cash portion of the transaction from a recently expanded line of credit; Plexus' lenders waived certain provisions of that agreement to permit the loan notes.

         The Share Purchase Agreement was negotiated at arm's length between the officers of Plexus and the officers and shareholders of Keltek. None of those persons were affiliated with the other party, its affiliates, its directors and officers and their associates. Both parties were also assisted in the negotiations by counsel, neither of which is affiliated with the other party.

         Plexus is accounting for the Keltek acquisition using the purchase method of accounting. Therefore, the effects of the acquisition will be reflected on Plexus' books from and after the date of acquisition.

         Keltek, headquartered in Kelso, Scotland, UK, is an electronic manufacturing service provider, which currently focuses on PCB assembly and box build services; Keltek also has a complementary engineering team. For its fiscal year ended March 31, 2000, Keltek had net sales of UK L.37.3 million (or US $55.6 million, assuming the current exchange rate). Keltek has two facilities. Its Kelso facility comprises approximately 37,000 square feet. Construction has begun on a replacement facility in Kelso, which will be leased, with approximately 57,000 square feet. Although the schedule could be affected by future construction or other delays, construction is expected to be completed by late summer. Keltek's second location, a 40,000 square foot facility in Maldon, England, is company-owned. The acquisition provides Plexus with its first assembly facilities outside of North America.

Cautionary Statement regarding Forward-Looking Statements:

         The statements contained in this filing which are not historical facts (such as statements in the future tense and statements including "believe," "expect," "intend," "anticipate" and similar concepts) are forward-looking statements that involve risks and uncertainties. These risks include Plexus' challenges in integrating the acquired operations; these challenges could be particularly complex in this acquisition because they are foreign operations involving additional factors such as currency exchange risks, the effects of local customs and practices, the need to attract and retain qualified employees in the local labor markets, the distance from other Plexus operations, and management integration. Other risks include, but are not limited to, the level of


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overall growth in the electronics industry, Plexus' ability to secure new customers and maintain its and the acquired operation's current customer base, the results of cost reduction efforts, material cost fluctuations and the adequate availability of components and related parts for production, the effect of changes in average selling prices, the risk of customer delays or cancellations in both on-going and new programs, the effect of start-up costs of new programs and facilities, the effect of economic conditions, the impact of increased competition and other risks detailed in Plexus' other Securities and Exchange Commission filings.

Item 7.           Financial Statements and Exhibits

         (a)      Financial Statements of Business Acquired

                  Not required, as Keltek does not meet the significance tests which would require such financial statements.

         (b)      Pro Forma Financial Information

                  Not required, as Keltek does not meet the significance tests which would require such pro forma financial statements.

         (c)  Exhibits

                  See the Exhibit Index, following the signatures to this Report, which Exhibit Index is incorporated herein by reference.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:   July 20, 2000                 /s/ Thomas B. Sabol
                                      ------------------------------------------
                                      Thomas B. Sabol
                                      Chief Financial Officer



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                                  PLEXUS CORP.


                                  EXHIBIT INDEX

                                       to

                             FORM 8-K CURRENT REPORT

                            Dated as of July 14, 2000



Exhibit                                                                                 Filed Herewith
Number                                Description                                       --------------
------                                -----------
 2.1                Share Purchase Agreement dated as of June 26, 2000 by                       X
                    and among Plexus Corp. Limited (f/k/a "Lycidas (323)
                    Limited"), Plexus and the shareholders of Keltek*
 2.2                Form of Loan Notes of Plexus Corp. Limited (f/k/a                           X
                    "Lycidas (323) Limited")
10.1                Amended and Restated Credit Agreement dated as of June                      X
                    15, 2000 by and among Plexus, Firstar Bank, NA, Harris
                    Trust and Savings Bank, and Bank One, NA.



* Excluding exhibits and schedules, which will be provided to the Commission upon request.






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